UNITED STATES
                  SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549

                             SCHEDULE13G


               Under the Securities Exchange Act of 1934



                    Broadway Financial Corporation
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                           (Name of Issuer)


                                Common
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                    (Title of Class of Securities)


                              111444105
                          -----------------
                            (CUSIP Number)


                          December 31, 2012
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        (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

    /x/ Rule 13d-1(b)
    /x/ Rule 13d-1(c)
    / / Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.
SEC 1745 (3-98)
                           Page 1 of 6

CUSIP No. 111444105
--------------------

    1.  Names of Reporting Persons.
        I.R.S. Identification Nos. of above persons (entities only)

        WEDBUSH, Inc.
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   2.   Check the Appropriate Box if a Member of a Group
   	(See Instructions)

       (a) /x/
       (b) / /
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   3.   SEC Use Only
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   4.   Citizenship or Place of Organization

        California
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     Number of Shares  5. Sole Voting Power                   29,341
     Beneficially by   ----------------------------------------------
     Owned by Each     6. Shared Voting Power                 59,133
     Reporting         ----------------------------------------------
     Person With:      7. Sole Dispositive Power              29,341
                       ----------------------------------------------
                       8. Shared Dispositive Power            59,133

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   9.  Aggregate Amount Beneficially Owned by Each Reporting Person

       59,133
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   10.  Check if the Aggregate Amount in Row (9) Excludes Certain
        Shares (See Instructions)

        / /
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   11.  Percent of Class Represented by Amount in Row (9)

        3.2%
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   12.  Type of Reporting Person (See Instructions)

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        CO

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                           Page 2 of 6

CUSIP No. 111444105
--------------------

    1.   Names of Reporting Persons.
         I.R.S. Identification Nos. of above persons (entities only)

         Edward W. Wedbush
---------------------------------------------------------------------
   2.   Check the Appropriate Box if a Member of a Group
        (See Instructions)

        (a) /x/
        (b) / /
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   3.   SEC Use Only
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   4.   Citizenship or Place of Organization

        United States of America
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     Number of Shares     5. Sole Voting Power                70,199
     Beneficially by   ----------------------------------------------
     Owned by Each        6. Shared Voting Power              129,332
     Reporting         ----------------------------------------------
     Person With:         7. Sole Dispositive Power           70,199
                       ----------------------------------------------
                          8. Shared Dispositive Power         129,332

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   9.   Aggregate Amount Beneficially Owned by Each Reporting Person

       129,332
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   10.  Check if the Aggregate Amount in Row (9) Excludes Certain
        Shares (See Instructions)

        / /
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   11.  Percent of Class Represented by Amount in Row (9)

        7.0%
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   12.  Type of Reporting Person (See Instructions)

---------------------------------------------------------------------
        IN



CUSIP No. 111444105
--------------------

    1.   Names of Reporting Persons.
         I.R.S. Identification Nos. of above persons (entities only)

         Wedbush Securities
---------------------------------------------------------------------
   2.   Check the Appropriate Box if a Member of a Group
        (See Instructions)

        (a) /x/
        (b) / /
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   3.   SEC Use Only
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   4.   Citizenship or Place of Organization

        United States of America
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     Number of Shares     5. Sole Voting Power                  29,792
     Beneficially by   ----------------------------------------------
     Owned by Each        6. Shared Voting Power                29,792
     Reporting         ----------------------------------------------
     Person With:         7. Sole Dispositive Power             29,792
                       ----------------------------------------------
                          8. Shared Dispositive Power           29,792

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   9.   Aggregate Amount Beneficially Owned by Each Reporting Person

        29,792
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   10.  Check if the Aggregate Amount in Row (9) Excludes Certain
        Shares (See Instructions)

        / /
---------------------------------------------------------------------
   11.  Percent of Class Represented by Amount in Row (9)

        1.6%
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   12.  Type of Reporting Person (See Instructions)

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        BD

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      			Page 3 of 6

Cusip No. 111444105           13G Broadway Financial Corporation

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Item 1. Name and Address of Issuer.

(a) This statement relates to the shares of the common stock of Broadway Financial Corporation ("Issuer").

(b)   Issuer's address: 4800 Wilshire Blvd,
      Los Angeles, California 90010


Item 2. Filers

(a) This statement is filed by WEDBUSH, Inc. ("WI"),Edward W.Wedbush ("EWW"), and Wedbush Securities ("WS").

(b)   Business address of the above filers are as follows:
      WI - 1000 Wilshire Blvd., Los Angeles, CA 90017-2457
      EWW - P.O. Box 30014, Los Angeles, CA 90030-0014
      WS - P.O. Box 30014, Los Angeles, CA 90030-0014

(c) WI is a California corporation, EWW is a citizen of the United States of America, and WS is a California corporation.

(d)   Common stock

(e)   111444105


Item 3. Classification of Filers

(a)        WS is a broker/dealer

(b) - (j)       Not applicable

(g)        WI is a control person

Item 4. Ownership

(a) WI has sole ownership of 29,341 Shares of the Issuer, EWW has sole ownership of 70,199 Shares, and WS has sole ownership of 29,792 Shares of the Issuer.

(b)   Of the Shares outstanding, WI owns approximately 1.58%,
      EWW owns approximately 3.77%, and WS owns approximately 1.60%.

(c)   Number of Shares as to which the filer has:

      (i) Sole power to vote: WI has sole power to vote on 29,341 Shares, EWW has 70,199 sole Shares,
	    WS has 29,792 sole Shares.

      (ii) Shared power to vote: WI has shared power to vote on 59,133 Shares, EWW has 129,332 Shares, and WS has
	    29,792 Shares.

      (iii) Sole power to dispose: WI has sole power to dispose on 29,341 Shares, EWW has 70,199 sole Shares to dispose, and WS has 29,792 sole Shares to dispose.

      (iv) Shared power to dispose: WI has shared power to dispose on 59,133 Shares, EWW has 129,332 Shares, and WS has
	    29,792 Shares.

Item 5. Ownership of Five Percent or Less of a Class.

     	Not applicable.

Item 6. Ownership of More Than Five Percent on Behalf of Another.

        Not applicable.

Item 7. Identification and Classification of Subsidiary which
        Acquired the Securities Being Reported on by the Parent
        Holding Company.

     	Not Applicable.


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                             Page 5 of 6

Item 8.     Identification and Classification of Members of a Group.

Name                       Category       No.of Shares       Percentage

WEDBUSH, Inc.              CO             29,341              1.58%
Edward W. Wedbush          IN             70,199              3.77%
Wedbush Securities  	   BD             29,792              1.60%

Edward W. Wedbush owns approximately 50% of the issued and outstanding shares of WEDBUSH, Inc., which is the sole shareholder of Wedbush Securities Inc. Mr. Wedbush is also the Chairman of the Board of WEDBUSH, Inc. and the President of Wedbush Securities Inc. The foregoing should not be construed as an admission of beneficial ownership of the securities held or controlled by WEDBUSH, Inc. or Wedbush Securities Inc.


Item 9.     Notice of Dissolution of Group.

            Not applicable.


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                             Page 6 of 6

Item 10.  Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the Issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                              Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                        WEDBUSH, Inc.

02/09/2013
---------------------------
Date

ERIC D. WEDBUSH
------------------
Eric D. Wedbush
---------------------------
Signature

ERIC D. WEDBUSH
------------------
Eric D. Wedbush/ President
---------------------------
Name/Title


         		Edward W. Wedbush


02/09/2013
---------------------------
Date

EDWARD W. WEDBUSH
------------------
Edward W. Wedbush
---------------------------
Signature

EDWARD W. WEDBUSH
------------------
Edward W. Wedbush
---------------------------
Name/Title



       			Wedbush Securities, Inc.


02/09/2013
---------------------------
Date

EDWARD W. WEDBUSH
------------------
Edward W. Wedbush
---------------------------
Signature


Edward W. Wedbush/ President
---------------------------
Name/Title